Consent of Independent Registered Public Accounting Firm
The Board of Directors
iPass Inc.:
We consent to the use of our report dated March 13, 2015, with respect to the consolidated balance sheets of iPass Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two‑year period ended December 31, 2014, the related financial statement schedule, incorporated by reference herein.
/s/ KPMG LLP
Santa Clara, California
March 11, 2016